FORM 5

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|X|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Molen                             Richard              L.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   1440 Country Wood Drive
--------------------------------------------------------------------------------
                                    (Street)

   Dayton                            OH                     45440
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   Jarden Corporation (JAH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

   December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________



================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                              5.               6.
                                                                4.                            Amount of        Owner-
                                      2A.                       Securities Acquired (A) or    Securities       ship
                           2.         Deemed       3.           Disposed of (D)               Beneficially     Form:      7.
                           Trans-     Execution    Transaction  (Instr. 3, 4, and 5)          Owned            Direct     Nature of
                           action     Date, if     Code         ----------------------------- at end           (D) or     Indirect
1.                         Date       any          (Instr. 8)                   (A)           of Issuer's      Indirect   Beneficial
Title of Security         (Month/Day/ (Month/Day/  ------------                 or            Fiscal Year      (I)        Ownership
(Instr. 3)                 Year)       Year)       Code             Amount      (D)    Price  (Instr. 3 and 4) (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one reporting person, See Instruction
     4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
              2.                                                                                           of        Form of
              Conver-                              5.                            7.                        Deriv-    Deriv-  11.
              sion                                 Number of                     Title and Amount          ative     ative   Nature
              or                                   Derivative   6.               of Underlying     8.      Secur-    Secur-  of
              Exer-             3A.        4.      Securities   Date             Securities        Price   ities     ity:    In-
              cise              Deemed     Trans-  Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Bene-     Direct  direct
              Price   3.        Execut-    action  or Disposed  Expiration Date  ----------------  Deriv-  ficially  (D) or  Bene-
1.            of      Trans-    ion        Code    of (D)       (Month/Day/Year)           Amount  ative   Owned     In-     ficial
Title of      Deriv-  action    Date, if   (Instr. (Instr. 3,   ----------------           or      Secur-  at End    direct  Owner-
Derivative    ative   Date      any        8)      4, and 5)    Date     Expira-           Number  ity     of Year   (I)     ship
Security      Secur- (Month/Day/(Month/Day/------  ------------ Exer-    tion              of      (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)    ity     Year)     Year)               (A)   (D)   cisable  Date    Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options $7.55   4/30/01           A4       2,000          (2)    4/30/11  Common    2,000           2,000      D
(Right to Buy)                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Options $17.27  4/30/02           A        4,000        4/30/03  4/30/12  Common    4,000           4,000      D
(Right to Buy)                                                                   Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

(1) The securities covered by this statement reflect a 2-for-1 stock split of the issuer's common stock having a record date of May 20, 2002.

(2) Presently exercisable.


/s/ Richard L. Molen                                     February 5, 2003
---------------------------------------------            -----------------------
      **Signature of the Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).